Cash Systems, Inc. Moves Listing to NASDAQ National Market

Las Vegas, December 28, 2005 -- Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced that it will list its common stock on the NASDAQ National Market effective January 6, 2006. Cash Systems, Inc. has been listed on the American Stock Exchange since January 2004.

At the close of market on January 5, 2006, Cash Systems, Inc.’s common stock will cease trading under the symbol CKN on the American Stock Exchange. The following day, it will solely trade on the NASDAQ National Market under the new symbol CKNN.

Michael Rumbolz, President and Chief Executive Officer of Cash Systems, Inc. stated, “I am extremely pleased to announce this milestone in our company's history. We have significantly grown our revenue, enhanced our technology, and solidified new client relationships over the past two years. With this in mind and heading into 2006, we believe the NASDAQ platform is the best listing option for Cash Systems, Inc. and our shareholders.”

About Cash Systems, Inc.

Cash Systems, Inc., located in Las Vegas and Minneapolis, is a provider of cash access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

Forward-Looking Statements

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
David Clifford, CFO	Ashley Ammon
Cash Systems	ICR
702-266-9092	203-682-8200